THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


        Subject to Completion, Pricing Supplement dated October 14, 2002

PROSPECTUS Dated June 11, 2002                     Pricing Supplement No. 17 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 11, 2002                                     Dated            , 2002
                                                                 Rule 424(b)(3)

                                    $
                                Morgan Stanley
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                        --------------------------------
                         MPS(SM) due December 30, 2008
                         Linked to the S&P 500(R) Index

        Market Participation Securities with Minimum Return Protection(SM)
                                   ("MPS(SM)")

Unlike ordinary debt securities, the MPS do not pay interest. Instead, at maturity you will receive for each $10 principal amount of MPS, the index-linked payment amount, which is equal to $10 multiplied by the product of the quarterly performance amounts of the S&P 500(R) Index over the term of the MPS, as described in this pricing supplement. In no event, however, will the payment at maturity be less than $11.30, which we refer to as the minimum payment amount. The minimum payment amount (113% of the issue price) represents a yield to maturity of 2% per annum on each $10 principal amount of MPS.

o    The principal amount and issue price of each MPS is $10.

o    We will not pay interest on the MPS.

o    The minimum payment amount for each MPS at maturity is $11.30.

o At maturity, you will receive for each MPS, the index-linked payment amount equal to $10 multiplied by the product of the quarterly performance amounts of the S&P 500 Index for each of the 25 quarterly valuation periods during the term of the MPS. However, if the index-linked payment amount is less than the minimum payment amount of $11.30, you will receive the minimum payment amount for each MPS.

     o The quarterly performance amount in each quarterly valuation period is equal to (i) the closing value of the S&P 500 Index at the end of that quarterly valuation period divided by (ii) the closing value of the S&P 500 Index at the beginning of that quarterly valuation period, subject to a maximum quarterly performance amount of 1.10.

     o The maximum quarterly performance amount is equivalent to a return of the S&P 500 Index of 10% in that quarter. As a result of the maximum quarterly performance amount, the maximum amount payable for each MPS is $108.35.

o Investing in the MPS is not equivalent to investing in the S&P 500 Index or its component stocks.

o We will apply to list the MPS under the proposed symbol "MRP" on the American Stock Exchange LLC. You should read the more detailed description of the MPS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of MPS."

The MPS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-10.

                               -----------------
                               PRICE $10 PER MPS
                               -----------------

                        Price to              Agent's             Proceeds to
                         Public             Commissions             Company
                       ----------          -------------         -------------
Per MPS.............       $                     $                     $
Total...............       $                     $                     $

If you purchase at least 100,000 MPS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be
$      per MPS (   % of the issue price). In that case, the Agent's commissions
will be $   per MPS.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the MPS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The MPS are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the MPS is linked to the performance of the S&P 500 Index. These MPS combine features of debt and equity by offering at maturity repayment of the issue price, a minimum return and the opportunity to participate in the appreciation of the underlying S&P 500 Index as measured by the index-linked payment amount.

     "Market Participation Securities with Minimum Return Protection" and "MPS" are our service marks. "Standard and Poor's(R)," "S&P(R)" and "S&P 500(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.

Each MPS costs $10            We, Morgan Stanley, are offering Market
                              Participation Securities with Minimum Return
                              Protection(SM) due December 30, 2008 Linked to the S&P 500 Index, which we refer to as the MPS(SM). The principal amount and issue price of each MPS is $10.

Payment at maturity           Unlike ordinary debt securities, the MPS do not
linked to S&P 500 Index       pay interest. Instead, at maturity, you will
with minimum return           receive for each $10 principal amount of MPS, $10
protection                    multiplied by the product of the quarterly
                              performance amounts of the S&P 500 Index over the term of the MPS, as described below. In no event, however, will the payment at maturity be less than $11.30, the minimum payment amount.

                                            113% Minimum Repayment

                              The minimum payment amount (113% of the issue price) represents a yield to maturity of 2% per annum on each $10 principal amount of MPS.

                               Payment at Maturity Linked to the S&P 500 Index

                              If the product of $10 multiplied by the product of the quarterly performance amounts of the S&P 500 Index over the term of the MPS, which we refer to as the index-linked payment amount, is greater than $11.30, you will receive the index-linked payment amount for each $10 principal amount of MPS.

How the payment at            The payment at maturity of the MPS will be
maturity is determined        determined by the calculation agent for the MPS,
                              as follows:

                              o First, determine the quarterly performance
                                amount for each quarterly valuation period, which may be no greater than the maximum quarterly performance amount of 1.10.

                              o Second, determine the index-linked payment
                                amount by multiplying $10 by the product of each of the quarterly performance amounts.

                              o Last, if the index-linked payment amount is
                                less than $11.30 (the minimum payment amount), you will receive the minimum payment amount for each MPS. If the index-linked payment amount is greater than the minimum payment amount, you will receive the index-linked payment amount for each MPS.

                              To determine the quarterly performance amount in any quarterly valuation period, the calculation agent will divide the level of the S&P 500 Index on the last day of the quarterly valuation period by the level of the S&P 500 Index on the first day of the quarterly valuation period. However, in no event will the quarterly performance amount exceed 1.10 (or, measured in percentage terms, a 10% increase in the S&P 500 Index) in any quarterly valuation period, and as a consequence, you will not participate in any quarterly increase in the level of the S&P 500 Index to the extent that increase exceeds 10%.

                              Each quarterly valuation period will begin on a period valuation date and end on the immediately subsequent period valuation date, except that the first quarterly valuation period will begin on the day we offer the MPS for initial sale to the public. The S&P 500 Index value for the first
                              quarterly valuation date is       , the closing
                              value of the S&P 500 Index on the day we offer the MPS for initial sale to the public. The period valuation dates are the 30(th) of each March, June, September and December, beginning December 2002, and December 28, 2008, in each case subject to adjustment as described in the section of this pricing supplement called "Description of MPS--Period Valuation Dates."

The index-linked              Because your participation in quarterly increases
payment amount may be         in the value of the S&P 500 Index is limited by
less than the simple price    the maximum quarterly performance amount of 1.10,
return of the S&P 500         or 10% per quarter, the return on your investment
Index                         in the MPS at maturity may be less than the
                              return you would have received if you had invested $10 in the S&P 500 Index for the entire term of the MPS, which we refer to as the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amounts exceed 1.10, or 10%, during the 25 quarterly valuation periods over the term of the MPS.

                              Conversely, if the simple index price return over the term of the MPS is less than $11.30, the minimum payment amount of $11.30 per MPS will provide a higher return on your $10 investment than would an equal investment based directly on the S&P 500 Index.

                              Please review the examples beginning on PS-6, under "Hypothetical Payouts on the MPS," which explain in more detail how the index-linked payment amount is calculated and how the return on your investment in the MPS may be more or less than the simple index price return.

                              You can review the historical values of the S&P 500 Index for each calendar quarter in the period from January 1, 1997 through October 11, 2002 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly performance of the S&P 500 Index for each calendar quarter in the period from January 1, 1970 through September 30, 2002 in Annex A to this pricing supplement. The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the index-linked payment amount and the quarterly performance amounts.

The MPS are treated           The MPS will be treated as "contingent payment
as contingent payment         debt instruments" for U.S. federal income tax
debt instruments for          purposes, as described in the section of this
U.S. federal income tax       pricing supplement called "Description of
purposes                      MPS--United States Federal Income Taxation."
                              Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. taxable investors on the sale or exchange of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                              "Description of MPS--United States Federal Income
                              Taxation" and the section called "United States
                              Federal Taxation--Notes--Notes Linked to
                              Commodity Prices, Single Securities, Baskets of
                              Securities or Indices" in the accompanying prospectus supplement.

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

Where you can find            The MPS are senior notes issued as part of our
more information on           Series C medium-term note program. You can find a
the MPS                       general description of our Series C medium-term
                              note program in the accompanying prospectus supplement dated June 11, 2002. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Fixed Rate Notes" and "
                              --Notes Linked to Commodity Prices, Single
                              Securities, Baskets of Securities or Indices."

                              Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the MPS, you should read the "Description of MPS"
                              section in this pricing supplement. You should also read about some of the risks involved in investing in MPS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as MPS differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the MPS.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE MPS

     The Index-linked Payment Amount is based on the closing value of the S&P 500 Index on the Period Valuation Dates for each Quarterly Valuation Period. Because the value of the S&P 500 Index may be subject to significant fluctuations over the term of the MPS, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the S&P 500 Index on the amount payable to you at maturity. However, the S&P 500 Index may not appreciate or depreciate over the term of the MPS in accordance with any of the trends depicted by the hypothetical or historical examples below, and the size and frequency of any fluctuations in the value of the S&P 500 Index over the term of the MPS, which we refer to as the volatility of the S&P 500 Index, may be significantly different than the volatility of the S&P 500 Index implied by any of the examples.

     The Index-linked Payment Amount for each of the examples below is calculated using the following formula:

       Index-linked Payment   =  $10 x (Product of the Quarterly Performance Amounts)
              Amount

              where,


                                             S&P 500 Index value at end of
       Quarterly Performance                   Quarterly Valuation Period
              Amount          =  lesser of  -------------------------------  and 1.10
                                            S&P 500 Index value at start of
                                               Quarterly Valuation Period

     Beginning on PS-8, we have provided examples of the hypothetical payouts on the MPS. Below is a simplified example to illustrate how the Index-linked Payment Amount is calculated. For purposes of the following illustration, assume a hypothetical MPS with four Quarterly Valuation Periods and an index with an initial value of 100.

     If the index closing value at the end of each Quarterly Valuation Period is 103.36, 103.07, 114.77 and 103.21, respectively, the Quarterly Performance Amount for each of the Quarterly Valuation Periods would be as follows:

                   Index Value            Index Value                                          Quarterly
              at start of Quarterly   at end of Quarterly                          Index      Performance
  Quarter        Valuation Period      Valuation Period                         Performance     Amount
-----------   ---------------------   -------------------                       -----------   -----------
                                                                103.36
1st Quarter           100.00                103.36          ---------------   =   1.03360       1.03360
                                                                100.00

                                                                103.07
2nd Quarter           103.36                103.07          ---------------   =    .99719        .99719
                                                                103.36

                                                                114.77                                     (lesser of
3d Quarter            103.07                114.77          ---------------   =   1.11351          1.10    1.11351 and
                                                                103.07                                         1.10)

                                                                103.21
4th Quarter           114.77                103.21          ---------------   =    .89928        .89928
                                                                114.77


The Index-linked Payment Amount equals $10 times the product of the Quarterly Performance Amounts. Based on the Quarterly Performance Amounts in the above example, the Index-linked Payment Amount would be calculated as follows:

             $10 x (1.03360 x .99719 x 1.10 x .89928) = $10.19572

Because the Quarterly Performance Amount for the Quarterly Valuation Period ending in the third quarter was limited to 1.10, the return of the Index-linked Payment Amount as a percentage of the Issue Price is less than the simple return of the Index. The Index-linked Payment Amount of $10.19572 represents an increase of 1.9572% above the issue price of the MPS. This increase is less than the Simple Index Price Return of $10.321, which represents an increase of 3.2100% above a hypothetical $10 investment linked directly to the index, based only on the initial and final values of the index over the four Quarterly Valuation Periods.

                                       103.21
        Simple Index Price Return = ------------ x $10 = $10.321
                                       100.00

                                *       *       *

Each example beginning on PS-8 is based on 25 Quarterly Valuation Periods and on the following hypothetical terms:

o    Issue Price per MPS: $10.00

o    Minimum Payment Amount: $11.30

o    S&P 500 Index Value on the first Period Opening Date: 100.00

o Maximum Quarterly Performance Amount: 1.10 (equivalent to a quarterly return of the S&P 500 Index of 10%).

     As you review the examples, please note that although the maximum Quarterly Performance Amount for any quarter is 1.10 (equivalent to a quarterly return of the S&P 500 Index of 10%), in measuring the index performance for the subsequent quarter we will use the actual value of the S&P 500 Index on the Period Opening Date for that subsequent quarter rather than the index value that would have resulted from an increase of 10% in the level of the S&P 500 Index during the previous quarter. For example, in Example 2, the S&P 500 Index increases from 107 to 119 for the period beginning March 30, 2003 and ending June 30, 2003, resulting in an S&P 500 Index performance of 1.11215 (equivalent to an increase in the S&P 500 Index of 11.215% in that quarter) and a Quarterly Performance Amount of 1.10. Consequently, in the subsequent quarter the S&P 500 Index performance is measured using 119 as the starting value of the S&P 500 Index for that subsequent quarter rather than 117.70, the index value that would have resulted from an increase of 10% in the level of the S&P 500 Index during the previous quarter.

                                          -----------------------------------------------------------
                                          Example 1
                                          Hypothetical Ending   S&P 500 Index        MPS Quarterly
    Period Start          Period End          Index Value        Performance      Performance Amount
October 24, 2002        December 30, 2002         103              1.03000              1.03000
December 30, 2002          March 30, 2003         105              1.01942              1.01942
March 30, 2003              June 30, 2003         114              1.08571              1.08571
June 30, 2003          September 30, 2003         110              0.96491              0.96491
September 30, 2003      December 30, 2003         118              1.07273              1.07273
December 30, 2003          March 30, 2004         126              1.06780              1.06780
March 30, 2004              June 30, 2004         123              0.97619              0.97619
June 30, 2004          September 30, 2004         128              1.04065              1.04065
September 30, 2004      December 30, 2004         134              1.04688              1.04688
December 30, 2004          March 30, 2005         133              0.99254              0.99254
March 30, 2005              June 30, 2005         135              1.01504              1.01504
June 30, 2005          September 30, 2005         143              1.05926              1.05926
September 30, 2005      December 30, 2005         135              0.94406              0.94406
December 30, 2005          March 30, 2006         142              1.05185              1.05185
March 30, 2006              June 30, 2006         150              1.05634              1.05634
June 30, 2006          September 30, 2006         154              1.02667              1.02667
September 30, 2006      December 30, 2006         166              1.07792              1.07792
December 30, 2006          March 30, 2007         161              0.96988              0.96988
March 30, 2007              June 30, 2007         170              1.05590              1.05590
June 30, 2007          September 30, 2007         177              1.04118              1.04118
September 30, 2007      December 30, 2007         173              0.97740              0.97740
December 30, 2007          March 30, 2008         184              1.06358              1.06358
March 30, 2008              June 30, 2008         192              1.04348              1.04348
June 30, 2008          September 30, 2008         195              1.01563              1.01563
September 30, 2008      December 30, 2008         200              1.02564              1.02564
                                          -----------------------------------------------------------
                                                      Simple Index Price Return:        $20.00
                                                MPS Index-linked Payment Amount:        $20.00
                                                         Minimum Payment Amount:        $11.30
                                                 MPS Maturity Redemption Amount:        $20.00
                                          -----------------------------------------------------------

(Table continued)
                                          ----------------------------------------------------------
                                          Example 2
                                          Hypothetical Ending   S&P 500 Index       MPS Quarterly
    Period Start          Period End          Index Value        Performance      Performance Amount
October 24, 2002        December 30, 2002         104              1.04000             1.04000
December 30, 2002          March 30, 2003         107              1.02885             1.02885
March 30, 2003              June 30, 2003         119              1.11215             1.10000
June 30, 2003          September 30, 2003         108              0.90756             0.90756
September 30, 2003      December 30, 2003         118              1.09259             1.09259
December 30, 2003          March 30, 2004         126              1.06780             1.06780
March 30, 2004              June 30, 2004         124              0.98413             0.98413
June 30, 2004          September 30, 2004         130              1.04839             1.04839
September 30, 2004      December 30, 2004         125              0.96154             0.96154
December 30, 2004          March 30, 2005         131              1.04800             1.04800
March 30, 2005              June 30, 2005         136              1.03817             1.03817
June 30, 2005          September 30, 2005         161              1.18382             1.10000
September 30, 2005      December 30, 2005         136              0.84472             0.84472
December 30, 2005          March 30, 2006         130              0.95588             0.95588
March 30, 2006              June 30, 2006         147              1.13077             1.10000
June 30, 2006          September 30, 2006         156              1.06122             1.06122
September 30, 2006      December 30, 2006         175              1.12179             1.10000
December 30, 2006          March 30, 2007         163              0.93143             0.93143
March 30, 2007              June 30, 2007         165              1.01227             1.01227
June 30, 2007          September 30, 2007         180              1.09091             1.09091
September 30, 2007      December 30, 2007         175              0.97222             0.97222
December 30, 2007          March 30, 2008         181              1.03429             1.03429
March 30, 2008              June 30, 2008         189              1.04420             1.04420
June 30, 2008          September 30, 2008         195              1.03175             1.03175
September 30, 2008      December 30, 2008         200              1.02564             1.02564
                                          ----------------------------------------------------------
                                                      Simple Index Price Return:        $20.00
                                                MPS Index-linked Payment Amount:        $17.53
                                                         Minimum Payment Amount:        $11.30
                                                 MPS Maturity Redemption Amount:        $17.53
                                          ----------------------------------------------------------

(Table continued)

                                          -----------------------------------------------------------
                                          Example 3
                                          Hypothetical Ending    S&P 500 Index       MPS Quarterly
    Period Start          Period End          Index Value         Performance     Performance Amount
October 24, 2002        December 30, 2002         105               1.05000             1.05000
December 30, 2002          March 30, 2003         111               1.05714             1.05714
March 30, 2003              June 30, 2003         135               1.21622             1.10000
June 30, 2003          September 30, 2003         125               0.92593             0.92593
September 30, 2003      December 30, 2003         133               1.06400             1.06400
December 30, 2003          March 30, 2004         157               1.18045             1.10000
March 30, 2004              June 30, 2004         145               0.92357             0.92357
June 30, 2004          September 30, 2004         142               0.97931             0.97931
September 30, 2004      December 30, 2004         136               0.95775             0.95775
December 30, 2004          March 30, 2005         159               1.16912             1.10000
March 30, 2005              June 30, 2005         165               1.03774             1.03774
June 30, 2005          September 30, 2005         188               1.13939             1.10000
September 30, 2005      December 30, 2005         165               0.87766             0.87766
December 30, 2005          March 30, 2006         158               0.95758             0.95758
March 30, 2006              June 30, 2006         151               0.95570             0.95570
June 30, 2006          September 30, 2006         161               1.06623             1.06623
September 30, 2006      December 30, 2006         188               1.16770             1.10000
December 30, 2006          March 30, 2007         212               1.12766             1.10000
March 30, 2007              June 30, 2007         183               0.86321             0.86321
June 30, 2007          September 30, 2007         177               0.96721             0.96721
September 30, 2007      December 30, 2007         207               1.16949             1.10000
December 30, 2007          March 30, 2008         188               0.90821             0.90821
March 30, 2008              June 30, 2008         218               1.15957             1.10000
June 30, 2008          September 30, 2008         195               0.89450             0.89450
September 30, 2008      December 30, 2008         200               1.02564             1.02564
                                          -----------------------------------------------------------
                                                       Simple Index Price Return:       $20.00
                                                 MPS Index-linked Payment Amount:       $12.55
                                                          Minimum Payment Amount:       $11.30
                                                  MPS Maturity Redemption Amount:       $12.55
                                          -----------------------------------------------------------


     In Examples 1, 2 and 3, the value of the S&P 500 Index increases 100% over the term of the MPS and ends above the initial value of 100. However, each example produces a different Maturity Redemption Amount because the hypothetical performance of the S&P 500 Index over the term of the MPS is different in each example.

o In Example 1, the Quarterly Performance Amount never exceeds the 10% maximum Quarterly Performance Amount, and consequently, the Index-linked Payment Amount of $20.00 equals the Simple Index Price Return of $20.00. The amount payable at maturity is the Index-linked Payment Amount of $20.00, representing a 100% increase above the issue price.

o In Example 2, the value of the S&P 500 Index increases more than 10% in the quarters ending June 30, 2003, September 30, 2005, June 30, 2006 and December 31, 2006, and the Quarterly Performance Amounts for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the S&P 500 Index (see, for example, the quarter ending December 31, 2005) is not subject to a corresponding limit. Consequently, the Index- linked Payment Amount of $17.53 is less than the Simple Index Price Return of $20.00. Therefore, although the S&P 500 Index increases 100% over the term of the MPS, the amount payable at maturity of the MPS is the Index-linked Payment Amount of $17.53, representing a 75.3% increase above the issue price.

o In Example 3, the value of the S&P 500 Index increases more than 10% in the quarters ending June 30, 2003, March 31, 2004, March 31, 2005, September 30, 2005, December 31, 2006, March 31, 2007, December 31, 2007
     and June 30, 2008, and the Quarterly Performance Amounts for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the S&P 500 Index (see, for example, the quarters ending December 31, 2005, June 30, 2007 and September 30, 2008) is not subject to a corresponding limit. Consequently, the Index-linked Payment Amount of $12.55 is the less than the Simple Index Price Return of $20.00. Therefore, although the S&P 500 Index increases 100% over the term of the MPS, the amount payable at maturity of the MPS is the Index-linked Payment Amount of $12.55, representing a 25.5% increase above the issue price.

                                          ----------------------------------------------------------
                                          Example 4
                                          Hypothetical Ending   S&P 500 Index        MPS Quarterly
    Period Start          Period End          Index Value        Performance      Performance Amount
October 24, 2002        December 30, 2002         105              1.05000              1.05000
December 30, 2002          March 30, 2003          98              0.93333              0.93333
March 30, 2003              June 30, 2003          93              0.94898              0.94898
June 30, 2003          September 30, 2003          96              1.03226              1.03226
September 30, 2003      December 30, 2003          90              0.93750              0.93750
December 30, 2003          March 30, 2004          87              0.96667              0.96667
March 30, 2004              June 30, 2004          88              1.01149              1.01149
June 30, 2004          September 30, 2004          90              1.02273              1.02273
September 30, 2004      December 30, 2004          87              0.96667              0.96667
December 30, 2004          March 30, 2005          80              0.91954              0.91954
March 30, 2005              June 30, 2005          81              1.01250              1.01250
June 30, 2005          September 30, 2005          77              0.95062              0.95062
September 30, 2005      December 30, 2005          78              1.01299              1.01299
December 30, 2005          March 30, 2006          75              0.96154              0.96154
March 30, 2006              June 30, 2006          82              1.09333              1.09333
June 30, 2006          September 30, 2006          80              0.97561              0.97561
September 30, 2006      December 30, 2006          82              1.02500              1.02500
December 30, 2006          March 30, 2007          90              1.09756              1.09756
March 30, 2007              June 30, 2007          87              0.96667              0.96667
June 30, 2007          September 30, 2007          85              0.97701              0.97701
September 30, 2007      December 30, 2007          81              0.95294              0.95294
December 30, 2007          March 30, 2008          80              0.98765              0.98765
March 30, 2008              June 30, 2008          78              0.97500              0.97500
June 30, 2008          September 30, 2008          78              1.00000              1.00000
September 30, 2008      December 30, 2008          85              1.08974              1.08974
                                          ----------------------------------------------------------
                                                      Simple Index Price Return:         $8.50
                                                MPS Index-linked Payment Amount:         $8.50
                                                         Minimum Payment Amount:        $11.30
                                                 MPS Maturity Redemption Amount:        $11.30
                                          ----------------------------------------------------------

(Table continued)
                                          ------------------------------------------------------------
                                          Example 5
                                          Hypothetical Ending   S&P 500 Index       MPS Quarterly
    Period Start          Period End          Index Value        Performance      Performance Amount
October 24, 2002        December 30, 2002         102              1.02000             1.02000
December 30, 2002          March 30, 2003         110              1.07843             1.07843
March 30, 2003              June 30, 2003         113              1.02727             1.02727
June 30, 2003          September 30, 2003         132              1.16814             1.10000
September 30, 2003      December 30, 2003         141              1.06818             1.06818
December 30, 2003          March 30, 2004         145              1.02837             1.02837
March 30, 2004              June 30, 2004         164              1.13103             1.10000
June 30, 2004          September 30, 2004         163              0.99390             0.99390
September 30, 2004      December 30, 2004         152              0.93252             0.93252
December 30, 2004          March 30, 2005         183              1.20395             1.10000
March 30, 2005              June 30, 2005         192              1.04918             1.04918
June 30, 2005          September 30, 2005         205              1.06771             1.06771
September 30, 2005      December 30, 2005         191              0.93171             0.93171
December 30, 2005          March 30, 2006         219              1.14660             1.10000
March 30, 2006              June 30, 2006         223              1.01826             1.01826
June 30, 2006          September 30, 2006         217              0.97309             0.97309
September 30, 2006      December 30, 2006         214              0.98618             0.98618
December 30, 2006          March 30, 2007         197              0.92056             0.92056
March 30, 2007              June 30, 2007         173              0.87817             0.87817
June 30, 2007          September 30, 2007         183              1.05780             1.05780
September 30, 2007      December 30, 2007         155              0.84699             0.84699
December 30, 2007          March 30, 2008         171              1.10323             1.10000
March 30, 2008              June 30, 2008         171              1.00000             1.00000
June 30, 2008          September 30, 2008         148              0.86550             0.86550
September 30, 2008      December 30, 2008         122              0.82432             0.82432
                                          ------------------------------------------------------------
                                                      Simple Index Price Return:        $12.20
                                                MPS Index-linked Payment Amount:         $9.76
                                                         Minimum Payment Amount:        $11.30
                                                 MPS Maturity Redemption Amount:        $11.30
                                          ------------------------------------------------------------

     In Example 4, the value of the S&P 500 Index decreases over the term of the MPS and ends below the initial value of 100. The Quarterly Performance Amounts never exceed the 10% maximum Quarterly Performance Amount, and consequently, the Index-linked Payment Amount of $8.50 equals the Simple Index Price Return of $8.50. Although the S&P 500 Index decreases 15% over the term of the MPS, the amount payable at maturity of the MPS is the Minimum Payment Amount of $11.30, representing a 13% increase above the issue price.

                                *     *     *

     In Example 5, the value of the S&P 500 Index increases over the term of the MPS and ends above the initial value of 100. The value of the S&P 500 Index increases more than 10% in the quarters ending September 30, 2003, June 30, 2004, March 31, 2005, March 31, 2006 and March 31, 2008, and the Quarterly Performance Amounts for each of those periods is limited to the maximum of
1.10. Any significant decrease in the value of the S&P 500 Index (see, for example, the quarters ending June 30, 2007, December 31, 2007, September 30, 2008 and December 31, 2008) is not subject to a corresponding limit. Consequently, the Index-linked Payment Amount of $9.76 is the less than the Simple Index Price Return of $12.20. Therefore, although the S&P 500 Index increases 22% over the term of the MPS, the amount payable at maturity of the MPS is the Minimum Payment Amount of $11.30, representing a 13% increase above the issue price.

                                  RISK FACTORS

       The MPS are not secured debt and, unlike ordinary debt securities, the MPS do not pay interest. Investing in the MPS is not equivalent to investing directly in the S&P 500 Index. This section describes the most significant risks relating to the MPS. You should carefully consider whether the MPS are suited to your particular circumstances before you decide to purchase them.

MPS do not pay interest          The terms of the MPS differ from those of
like ordinary debt securities    ordinary debt securities in that we will not
                                 pay interest on the MPS. Because the
                                 index-linked payment amount due at maturity may be no greater than the minimum payment amount of $11.30, representing an effective yield to maturity of 2% per annum on the issue price of each MPS, the return on your investment in the MPS may be less than the amount that would be paid on an ordinary debt security. The return of only the minimum payment amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

MPS may not                      There may be little or no secondary market for
be actively traded               the MPS. Although we will apply to list the
                                 MPS on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the MPS, but it is not required to do so.

Market price of the MPS          Several factors, many of which are beyond our
influenced by many               control, will influence the value of the MPS,
unpredictable factors            including:

                                 o the value of the S&P 500 Index at any time
                                   and on each of the specific period valuation dates

                                 o the volatility (frequency and magnitude of
                                   changes in value) of the S&P 500 Index

                                 o interest and yield rates in the market

                                 o economic, financial, political and
                                   regulatory or judicial events that affect the securities underlying the S&P 500 Index or stock markets generally and that may affect the value of the S&P 500 Index on the specific period valuation dates

                                 o the time remaining to the maturity of the
                                   MPS

                                 o the dividend rate on the stocks underlying
                                   the S&P 500 Index

                                 o our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your MPS prior to maturity. For example, you may have to sell your MPS at a substantial discount from the principal amount if market interest rates rise or if at the time of sale the index-linked payment amount calculated to that date is less than or equal to $10, indicating that the magnitude of the decreases in the value of the S&P 500 Index during previous quarterly valuation periods is greater than the increases in the value of the S&P 500 Index during previous quarterly valuation periods. Because of the compounding effect of previous quarterly performance amounts and the limited appreciation potential resulting from the maximum quarterly performance amount, the effect of several of these factors on the market price of the MPS, including the value of the S&P 500 Index at the time of any such sale and the volatility of the S&P 500 Index, will decrease over the term of the MPS.

                                 You cannot predict the future performance and volatility of the S&P 500 Index based on its historical performance. We cannot guarantee that the quarterly performance of the S&P 500 Index will result in a index-linked payment amount in excess of the minimum payment amount.

Investing in the MPS is not      Because the index-linked payment amount is
equivalent to investing in the   based on the compounded quarterly return of
S&P 500 Index                    the S&P 500 Index on 25 period valuation dates
                                 during the term of the MPS and your
                                 participation in quarterly increases is
                                 limited to 10%, it is possible for the return on your investment in the MPS (the effective yield to maturity) to be substantially less than the return of the S&P 500 Index over the term of the MPS. As demonstrated by Example 3 under "Hypothetical Payouts on the MPS" above, an investment in the MPS may not result in a gain in excess of the minimum payment amount even if S&P 500 Index has appreciated more than 13% over the term of the MPS.
                                 Additionally, because of the effect of the maximum quarterly performance amount as demonstrated by Example 2 under "Hypothetical
                                 Payouts on the MPS" above, an investment in the MPS may result in a return at maturity that is less than the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amounts exceed 1.10 , or 10%, during the 25 quarterly valuation periods over the term of the MPS.

                                 The maximum quarterly performance amount will operate to limit your participation in the increase in the value of the S&P 500 Index during any quarterly valuation period to a maximum of 10%, while your exposure to any decline in the value of the S&P 500 Index during any quarterly valuation period will not be limited. It is possible that increases in the value of the S&P 500 Index during some quarterly valuation periods will be offset by declines in the value of the S&P 500 Index during other quarterly valuation periods during the term of the MPS. However, because of the limits on your participation in quarterly increases in the value of the S&P 500 Index resulting from the 10% maximum quarterly performance amount, it is possible that increases in the value of the S&P 500 Index that would otherwise offset declines in the value of the S&P 500 Index will not in fact do so. Consequently, as demonstrated in Example 5 above, it is possible that the index-linked payment amount may be less than $11.30 even if the S&P 500 Index increases more than 13% over the term of the MPS.

                                 You can review the historical values of the S&P 500 Index for each calendar quarter in the period from January 1, 1997 through October 11, 2002 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly performance of the S&P 500 Index for each calendar quarter in the period from January 1, 1970 through September 30, 2002 in Annex A to this pricing supplement.

Adjustments to the               Standard & Poor's Corporation, or
S&P 500 Index could              S&P(R), is responsible for calculating and
adversely affect the             maintaining the S&P 500 Index. S&P can add,
value of the MPS                 delete or substitute the stocks underlying the
                                 S&P 500 Index or make other methodological changes that could change the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500
                                 Index. Any of these actions could adversely affect the value of the MPS.

You have no                      As an owner of MPS, you will not have voting
shareholder rights               rights or rights to receive dividends or other
                                 distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

Adverse economic interests       As calculation agent, our affiliate MS & Co.
of the calculation agent         will calculate the index-linked payment amount
and its affiliates may           and the quarterly performance amounts. We
influence determinations         expect that MS & Co. and other affiliates will
                                 carry out hedging activities related to the MPS (and possibly to other instruments linked to the S&P 500 Index or its component stocks), including trading in the stocks underlying the S&P 500 Index as well as in other instruments related to the S&P 500 Index. Any of these hedging activities could influence MS & Co.'s determinations as calculation agent. MS & Co.
                                 and some of our other subsidiaries also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P
                                 500 Index on a regular basis as part of their general broker-dealer businesses. Any of these trading activities could potentially affect the value of the S&P 500 Index and, accordingly, could affect the payout to you on the MPS.

Tax treatment                    You should also consider the tax consequences
                                 of investing in the MPS. The MPS will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of
                                 MPS--United States Federal Income Taxation."
                                 Under this treatment, if you are a U.S.
                                 taxable investor, you will be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S.
                                 taxable investors on the sale or exchange of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation" and the section called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" in the accompanying prospectus supplement.

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

                               DESCRIPTION OF MPS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "MPS" refers to each $10 principal amount of any of our MPS due December 30, 2008 Linked to the S&P 500 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount..............   $

Original Issue Date
(Settlement Date ) ...........              , 2002

Maturity Date.................   December 30, 2008, subject to extension in
                                 the event of a Market Disruption Event on the final Period Valuation Date for calculating the Index-linked Payment Amount.

                                 If, due to a Market Disruption Event or
                                 otherwise, the final Period Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Period Valuation Date as postponed.
                                 See "--Period Valuation Dates" below.

Specified Currency............   U.S. Dollars

CUSIP.........................   61744Y231

Minimum Denominations.........   $10

Issue Price...................   100%

Interest Rate.................   None

Maturity Redemption Amount....   At maturity, you will receive for each MPS
                                 the Maturity Redemption Amount, equal to the greater of (i) the Index-linked Payment
                                 Amount and (ii) the Minimum Payment Amount.

                                 We shall, or shall cause the Calculation
                                 Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Maturity Redemption Amount, on or prior to 11:00 a.m. on the Trading Day preceding the Maturity Date and
                                 (ii) deliver the aggregate cash amount due with respect to the MPS to the Trustee for delivery to the holders on the Maturity Date. See "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below.

Minimum Payment Amount........   $11.30

Index-linked Payment Amount...   The Index-linked Payment Amount is equal to
                                 (i) $10 times (ii) the product of the
                                 Quarterly Performance Amounts for each
                                 Quarterly Valuation Period over the term of the MPS.

Quarterly Performance Amount..   With respect to any Quarterly Valuation
                                 Period, the Quarterly Performance Amount will be equal to the lesser of (i) 1.10 and (ii) a fraction, the numerator of which will be the Index Value on the

                                 Period Valuation Date at the end of such
                                 Quarterly Valuation Period and the denominator of which will be the Index Value on the Period Valuation Date at the beginning of such Quarterly Valuation Period, provided that for the first Quarterly Valuation Period, the
                                 denominator will be    , the Index Value on the
                                 day we offer the MPS for initial sale to the public.

Quarterly Valuation Periods...   Each period from and including a Period
                                 Valuation Date to and including the
                                 immediately subsequent Period Valuation Date;
                                 provided that the first Quarterly Valuation
                                 Period will begin on the day we offer the MPS for initial sale to the public. The first
                                 Quarterly Valuation Period will be shorter than one calendar quarter.

Period Valuation Dates........   The Period Valuation Dates will be (i) the
                                 30th of each March, June, September and
                                 December, beginning December 2002 to and including September 2008, and (ii) December
                                 28, 2008, in each such case subject to
                                 adjustment if such date is not a Trading Day or if a Market Disruption Event occurs on such date as described in the two following paragraphs.

                                 If any scheduled Period Valuation Date
                                 occurring from and including October 2002 to and including September 2008 is not a Trading Day or if a Market Disruption Event occurs on any such date, such Period Valuation Date will be the immediately succeeding Trading
                                 Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event occurs on any of the scheduled Period Valuation Dates occurring from and including October 2002 to and including September 2008 and on each of the five Trading Days immediately succeeding that scheduled Period Valuation Date, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Period Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the S&P 500 Index on such fifth Trading Day in accordance with the formula for calculating the value of the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P 500 Index.

                                 If December 28, 2008 (the final Period
                                 Valuation Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Index Value...................   The Index Value on any Trading Day will equal
                                 the closing value of the S&P 500 Index or any Successor Index (as defined under
                                 "--Discontinuance of the S&P 500 Index;
                                 Alteration of Method of Calculation" below) at the regular official weekday close of the principal trading session of the New York
                                 Stock Exchange (the "NYSE") on that Trading
                                 Day.  In certain circumstances, the Index
                                 Value will be based on the alternate
                                 calculation of the S&P 500 Index described under "--Discontinuance of the S&P 500 Index;
                                 Alteration of Method of Calculation."

                                 In this "Description of MPS," references to the S&P 500 Index will include any Successor Index, unless the context requires otherwise.

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted on the NYSE, the American Stock
                                 Exchange LLC ("AMEX"), the Nasdaq National
                                 Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note.............   Book Entry

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent.........................   Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to the S&P 500 Index, the occurrence or
                                 existence of a suspension, absence or
                                 material limitation of trading of stocks then constituting 20% or more of the level of the S&P 500 Index (or the relevant Successor
                                 Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the S&P 500 Index (or the relevant
                                 Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation
                                 Agent in its sole discretion.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500 Index shall be based on a comparison of (x) the portion of the level of the S&P 500 Index attributable to that security relative to (y) the overall level of the S&P 500 Index, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant
                                 Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of
                                 (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.............   "Relevant Exchange" means the primary U.S.
                                 organized exchange or market of trading for any security then included in the S&P 500
                                 Index or any Successor Index.

Alternate Exchange
Calculation in Case of an
Event of Default..............   In case an event of default with respect to
                                 the MPS shall have occurred and be
                                 continuing, the amount declared due and
                                 payable for each MPS upon any acceleration of the MPS will be equal to the Maturity
                                 Redemption Amount determined as though the Index Value for any Period Valuation Date scheduled to occur on or after such date of acceleration were the Index Value on the date of acceleration. Therefore, the Quarterly
                                 Performance Amount for the then current
                                 Quarterly Valuation Period would be equal to the Index Value on the date of acceleration divided by the Index Value on the Period
                                 Valuation Date at the beginning of such
                                 Quarterly Valuation Period, and the Quarterly
                                 Performance Amount for each remaining
                                 Quarterly Valuation Period would be equal to 1.

                                 If the maturity of the MPS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Maturity Redemption Amount as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent.............   MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 All calculations with respect to the
                                 Index-linked Payment Amount and the Quarterly Performance Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per MPS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of MPS will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the MPS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Index-linked Payment Amount, the Quarterly Performance Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The S&P 500 Index.............   We have derived all information contained in
                                 this pricing supplement regarding the S&P
                                 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                 The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                 The S&P 500 Index is calculated using a
                                 base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                 An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                 The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                 To prevent the value of the Index from
                                 changing due to corporate actions, all
                                 corporate actions which affect the total
                                 Market Value of the Index require an Index
                                 Divisor adjustment. By adjusting the Index
                                 Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                 The table below summarizes the types of S&P
                                 500 Index maintenance adjustments and
                                 indicates whether or not an Index Divisor adjustment is required.

                                                                                                  Divisor
                                           Type of                                               Adjustment
                                    Corporate Action               Adjustment Factor              Required
                                 -----------------------    -------------------------------      ----------
                                 Stock split                Shares Outstanding multiplied            No
                                   (i.e., 2-for-1)          by 2; Stock Price divided by 2

                                 Share issuance             Shares Outstanding plus newly           Yes
                                   (i.e., change >= 5%)     issued Shares

                                 Share repurchase           Shares Outstanding minus                Yes
                                   (i.e., change >= 5%)     Repurchased Shares

                                 Special cash               Share Price minus Special               Yes
                                   dividends                Dividend

                                 Company change             Add new company Market                  Yes
                                                            Value minus old company
                                                            Market Value

                                 Rights offering            Price of parent company minus           Yes

                                                            (Price of Rights)
                                                             ---------------
                                                            (  Right Ratio  )

                                 Spin-Off                   Price of parent company minus           Yes

                                                            (Price of Spinoff Co.)
                                                             --------------------
                                                            (Share Exchange Ratio)

                                 Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                 Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                 Post-Event Aggregate Market Value
                                 --------------------------------- = Pre-Event Index Value
                                            New Divisor

                                               Post-Event Aggregate Market Value
                                 New Divisor = ---------------------------------
                                                      Pre-Event Index Value

                                 A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the S&P
  500 Index; Alteration of
  Method of Calculation.......   If S&P discontinues publication of the S&P 500
                                 Index and S&P or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Value will be determined by reference to the value of such Successor Index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index
                                 Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to the holders of the MPS within three Trading Days of such selection.

                                 If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, any Period Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for such date. The Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the MPS.

                                 If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such

                                 Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value and the Index-linked Payment Amount with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information........   The following table sets forth the high and
                                 low Index Values, as well as end-of-quarter
                                 Index Values, of the S&P 500 Index for each quarter in the period from January 1, 1997 through October 11, 2002. The Index Value on
                                 October 11, 2002 was 835.32. We obtained the information in the table below from Bloomberg
                                 Financial Markets, and we believe such
                                 information to be accurate.

                                 The historical values of the S&P 500 Index should not be taken as an indication of future performance or future volatility, and no assurance can be given as to the level of the S&P 500 Index on any Period Valuation Date. We cannot give you any assurance that the performance of the S&P 500 Index will result in a Index-linked Payment Amount in excess of $11.30.

                                                        High          Low           Period End
                                                       -------      -------         ----------
                                 1997:
                                   First Quarter ....   816.29       737.01           757.12
                                   Second Quarter ...   898.70       737.65           885.14
                                   Third Quarter ....   960.32       891.03           947.28
                                   Fourth Quarter ...   983.79       876.99           970.43
                                 1998:
                                   First Quarter ....  1105.65       927.69          1101.75
                                   Second Quarter ...  1138.49      1077.01          1133.84
                                   Third Quarter ....  1186.75       957.28          1017.01
                                   Fourth Quarter ...  1241.81       959.44          1229.23
                                 1999:
                                   First Quarter ....  1316.55      1212.19          1286.37
                                   Second Quarter ...  1372.71      1281.41          1372.71
                                   Third Quarter ....  1418.78      1268.37          1282.71
                                   Fourth Quarter ...  1469.25      1247.41          1469.25
                                 2000:
                                   First Quarter ....  1527.46      1333.36          1498.58
                                   Second Quarter ...  1516.35      1356.56          1454.60
                                   Third Quarter ....  1520.77      1419.89          1436.51
                                   Fourth Quarter ...  1436.28      1264.74          1320.28
                                 2001:
                                   First Quarter ....  1373.73      1117.58          1160.33
                                   Second Quarter ...  1312.83      1103.25          1224.42
                                   Third Quarter ....  1236.72       965.80          1040.94
                                   Fourth Quarter ...  1170.35      1038.55          1148.08


                                     PS-21


                                                        High          Low           Period End
                                                       -------      -------         ----------

                                 2002:
                                   First Quarter ....  1172.51      1080.17          1147.39
                                   Second Quarter ...  1146.54       973.53           989.82
                                   Third Quarter ....   989.03       797.70           815.28
                                   Fourth Quarter
                                    (through October
                                    11, 2002)........   847.91       776.76           835.32

                                 You should also review the historical
                                 quarterly performance of the S&P 500 Index for each calendar quarter in the period from January 1, 1970 through September 30, 2002 in Annex A to this pricing supplement.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the MPS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the MPS. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the date of this pricing
                                 supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the MPS by taking positions in the stocks underlying the S&P 500 Index, in futures or options contracts or exchange traded funds on the S&P 500 Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the MPS. Purchase activity could potentially increase the value of the S&P 500 Index, and therefore effectively increase the level of the S&P 500 Index that must prevail on the Period Valuation Dates in order for you to receive at maturity a payment that exceeds the principal amount of the MPS. Although we have no reason to believe that our hedging activity will have a material impact on the value of the S&P 500 Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the MPS, including on the Period Valuation Dates, by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts or exchange traded funds on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling all or part of our hedge position on one or more Period Valuation Dates.

Supplemental Information
Concerning Plan of
Distribution..................   Under the terms and subject to conditions
                                 contained in the U.S. distribution agreement
                                 referred to in the prospectus supplement under
                                 "Plan of Distribution," the Agent, acting as
                                 principal for its own account, has agreed to
                                 purchase, and we have agreed to sell, the
                                 principal amount of MPS set forth on the cover
                                 of this pricing supplement. The Agent proposes
                                 initially to offer the MPS
                                 directly to the public at the public offering
                                 price set forth on the cover page of this
                                 pricing supplement; provided that the price
                                 will be $   per MPS for purchasers of 25,000 or
                                 more MPS in any single transaction, subject to
                                 the holding period requirements described
                                 below. The Agent may allow a concession not in
                                 excess of   % of the principal amount of the
                                 MPS to other dealers. We expect to deliver the
                                 MPS against payment therefor in New York, New
                                 York on           , 2002. After the initial
                                 offering, the Agent may vary the offering price and other selling terms from time to time.

                                 Where an investor purchases 100,000 or more
                                 MPS in a single transaction at the reduced
                                 price, approximately    % of the MPS
                                 purchased by the investor (the "Delivered
                                 MPS") will be delivered on the Settlement
                                 Date. The balance of approximately    % of
                                 the MPS (the "Escrowed MPS") purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered MPS have held all of the Delivered MPS for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered MPS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed MPS will be forfeited by the investor and not delivered to it. The Escrowed MPS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per MPS for such investors to 100% of the principal amount of the MPS. Should investors who are subject to the holding period requirement sell their MPS once the holding period is no longer applicable, the market price of the MPS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                 In order to facilitate the offering of the MPS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the MPS. Specifically, the Agent may sell more MPS than it is obligated to purchase in connection with the offering, creating a naked short position in the MPS for its own account. The Agent must close out any naked short position by purchasing the MPS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the MPS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, MPS in the open market to stabilize the price of the MPS. Any of these activities may raise or maintain the market price of the MPS above independent market levels or prevent or retard a decline in the market price of the MPS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

License Agreement between
Standard & Poor's Corporation
and Morgan Stanley............   S&P and Morgan Stanley have entered into a
                                 non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the MPS.

                                 The license agreement between S&P and Morgan
                                 Stanley provides that the following language must be set forth in this pricing supplement:

                                 The MPS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the MPS or any member of the public regarding the advisability of investing in securities generally or in the MPS particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the MPS. S&P has no obligation to take our needs or the needs of holders of the MPS into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the MPS to be issued or in the determination or calculation of the equation by which the MPS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the MPS.

                                 S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF THE MPS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 "Standard & Poor's([Registered]),"
                                 "S&P([Registered])," "S&P 500([Registered]),"
                                 "Standard & Poor's 500" and "500" are
                                 trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension
Plans and Insurance Companies.   Each fiduciary of a pension, profit-sharing or
                                 other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the MPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the MPS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                 We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of MPS by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the MPS must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any MPS, no more than 15% of the Plan's assets should be invested in MPS.

                                 The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the MPS have exclusive responsibility for ensuring that their purchase and holding of the MPS do not violate the prohibited transaction or other rules of ERISA or the Code.

United States Federal Income
Taxation......................   The MPS will be treated as "contingent payment
                                 debt instruments" for U.S. federal income tax
                                 purposes. Under this treatment, U.S. taxable
                                 investors will, regardless of their method of
                                 accounting for U.S. federal income tax
                                 purposes, be required to accrue original issue
                                 discount ("OID") as interest income on the MPS
                                 on a constant yield basis at our "comparable
                                 yield" in each year that they hold the MPS,
                                 despite the fact that no stated interest will
                                 actually be paid on the MPS. As a result, U.S.
                                 taxable investors will be required to pay
                                 taxes annually on the comparable yield amounts
                                 (as outlined below) even though no cash is
                                 paid on the MPS from which to pay such taxes.
                                 The comparable yield for the MPS is the yield
                                 at which we would issue a fixed rate debt
                                 instrument with terms similar to those of the
                                 MPS and is determined at the time of the
                                 issuance of the MPS. In addition, any gain
                                 recognized by U.S. taxable investors on the
                                 sale or exchange, or at maturity, of the MPS
                                 will generally be treated as ordinary income.
                                 Investors should refer to the discussion under
                                 "United States Federal Taxation--Notes--Notes
                                 Linked to Commodity Prices, Single Securities,
                                 Baskets of Securities or Indices" in the
                                 accompanying prospectus supplement for a
                                 description of the U.S. federal income tax
                                 consequences of ownership and disposition of
                                 the MPS. In connection with the discussion
                                 thereunder, we have determined that the
                                 "comparable yield" is an annual rate of     %
                                 compounded annually. Based on our
                                 determination of the comparable yield, the
                                 "projected payment schedule" for a MPS
                                 (assuming an issue price of $10) consists of a
                                 projected amount equal to $        due at
                                 maturity.

                                 The following table states the amount of interest that will be deemed to have accrued with respect to a MPS during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                             TOTAL
                                                                                           INTEREST
                                                                        INTEREST           DEEMED TO
                                                                        DEEMED TO        HAVE ACCRUED
                                                                         ACCRUE          FROM ORIGINAL
                                                                         DURING         ISSUE DATE (PER
                                                                         ACCRUAL        MPS) AS OF END
                                                                       PERIOD (PER        OF ACCRUAL
                                          ACCRUAL PERIOD                 MPS)               PERIOD
                                          --------------               -----------      ---------------
                                 Original Issue Date through
                                   December 31, 2002 .............
                                 January 1, 2003 through
                                   December 31, 2003 .............
                                 January 1, 2004 through
                                   December 31, 2004 .............
                                 January 1, 2005 through
                                   December 31, 2005 .............
                                 January 1, 2006 through
                                   December 31, 2006 .............
                                 January 1, 2007 through
                                   December 31, 2007 .............
                                 January 1, 2008 through
                                   December 30, 2008 .............

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the MPS, and we make no representation regarding the actual amounts of payments on a MPS.

                                                                        Annex A


                Historical S&P 500 Index Quarterly Performance
                       (January 1970 to September 2002)


The following table sets forth the index value for the S&P 500 Index at the end of each calendar quarter from March 1970 through September 2002 and the index percent change over each quarter. The S&P 500 Index value at the beginning of the quarter ending March 1970 was 92.06. You cannot predict the future performance of the S&P 500 Index based on its historical performance, and no assurance can be given as to the level of the S&P 500 Index on any period closing date or at the maturity of the MPS. The results produced by the S&P 500 Index for these periods are not necessarily indicative of the results for any other historical period. Quarters which resulted in an increase in the level of the S&P 500 Index of 10% or greater are indicated in bold typeface below.

-------------------------------------------------------------------------------------------------------
                 S&P 500 Index                                        S&P 500 Index
Quarter Ending       Value       Percentage Change   Quarter Ending       Value       Percentage Change
March 1970           89.63            -2.64%         March 1980          102.09            -5.42%
June 1970            72.72           -18.87%         June 1980           114.24            11.90%
September 1970       84.21            15.80%         September 1980      125.46             9.82%
December 1970        92.15             9.43%         December 1980       135.76             8.21%
March 1971          100.31             8.86%         March 1981          136.00             0.18%
June 1971            99.70            -0.61%         June 1981           131.21            -3.52%
September 1971       98.34            -1.36%         September 1981      116.18           -11.45%
December 1971       102.09             3.81%         December 1981       122.55             5.48%
March 1972          107.20             5.01%         March 1982          111.96            -8.64%
June 1972           107.14            -0.06%         June 1982           109.61            -2.10%
September 1972      110.55             3.18%         September 1982      120.42             9.86%
December 1972       118.05             6.78%         December 1982       140.64            16.79%
March 1973          111.52            -5.53%         March 1983          152.96             8.76%
June 1973           104.26            -6.51%         June 1983           168.11             9.90%
September 1973      108.43             4.00%         September 1983      166.07            -1.21%
December 1973        97.55           -10.03%         December 1983       164.93            -0.69%
March 1974           93.98            -3.66%         March 1984          159.18            -3.49%
June 1974            86.00            -8.49%         June 1984           153.18            -3.77%
September 1974       63.54           -26.12%         September 1984      166.10             8.43%
December 1974        68.56             7.90%         December 1984       167.24             0.69%
March 1975           83.36            21.59%         March 1985          180.66             8.02%
June 1975            95.19            14.19%         June 1985           191.85             6.19%
September 1975       83.87           -11.89%         September 1985      182.08            -5.09%
December 1975        90.19             7.54%         December 1985       211.28            16.04%
March 1976          102.77            13.95%         March 1986          238.90            13.07%
June 1976           104.28             1.47%         June 1986           250.84             5.00%
September 1976      105.24             0.92%         September 1986      231.32            -7.78%
December 1976       107.46             2.11%         December 1986       242.17             4.69%
March 1977           98.42            -8.41%         March 1987          291.70            20.45%
June 1977           100.48             2.09%         June 1987           304.00             4.22%
September 1977       96.53            -3.93%         September 1987      321.83             5.87%
December 1977        95.10            -1.48%         December 1987       247.08           -23.23%
March 1978           89.21            -6.19%         March 1988          258.89             4.78%
June 1978            95.53             7.08%         June 1988           273.50             5.64%
September 1978      102.54             7.34%         September 1988      271.91            -0.58%
December 1978        96.11            -6.27%         December 1988       277.72             2.14%
March 1979          101.59             5.70%         March 1989          294.87             6.18%
June 1979           102.91             1.30%         June 1989           317.98             7.84%
September 1979      109.32             6.23%         September 1989      349.15             9.80%
December 1979       107.94            -1.26%         December 1989       353.40             1.22%
-------------------------------------------------------------------------------------------------------

(Table continued)
-------------------------------------------------------------------------------------------------------
                 S&P 500 Index                                        S&P 500 Index
Quarter Ending       Value       Percentage Change   Quarter Ending       Value       Percentage Change
March 1990          339.94            -3.81%         March 2000        1,498.58             2.00%
June 1990           358.02             5.32%         June 2000         1,454.60            -2.93%
September 1990      306.05           -14.52%         September 2000    1,436.51            -1.24%
December 1990       330.22             7.90%         December 2000     1,320.28            -8.09%
March 1991          375.22            13.63%         March 2001        1,160.33           -12.11%
June 1991           371.16            -1.08%         June 2001         1,224.42             5.52%
September 1991      387.86             4.50%         September 2001    1,040.94           -14.99%
December 1991       417.09             7.54%         December 2001     1,148.08            10.29%
March 1992          403.69            -3.21%         March 2002        1,147.39            -0.06%
June 1992           408.14             1.10%         June 2002          989.82            -13.73%
September 1992       417.8             2.37%         September 2002     815.28            -17.63%
December 1992       435.71             4.29%
March 1993          451.67             3.66%
June 1993           450.53            -0.25%
September 1993      458.93             1.86%
December 1993       466.45             1.64%
March 1994          445.77            -4.43%
June 1994           444.27            -0.34%
September 1994      462.71             4.15%
December 1994       459.27            -0.74%
March 1995          500.71             9.02%
June 1995           544.75             8.80%
September 1995      584.41             7.28%
December 1995       615.93             5.39%         -------------------------------------------
March 1996           645.5             4.80%         Total Periods                            91
June 1996           670.63             3.89%
September 1996      687.31             2.49%         Total Periods with a quarterly increase
December 1996       740.74             7.77%           greater than 10%                       15
March 1997          757.12             2.21%         -------------------------------------------
June 1997           885.14            16.91%
September 1997      947.28             7.02%
December 1997       970.43             2.44%
March 1998          1101.75           13.53%
June 1998           1133.84            2.91%
September 1998      1017.01          -10.30%
December 1998       1229.23           20.87%
March 1999          1286.37            4.65%
June 1999           1372.71            6.71%
September 1999      1282.71           -6.56%
December 1999       1469.25           14.54%